Exhibit 99.2

FOR IMMEDIATE RELEASE

Workhorse Group Hosts Analyst Day

Highlights Enhanced Manufacturing Facilities, Progress Advancing Product Roadmap and
Focus on Execution

CINCINNATI, December. 7, 2022 (GLOBE NEWSWIRE) -- Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company focused on pioneering the transition to zero emission commercial vehicles, is hosting an Analyst Day today at its manufacturing facility in Union City, Indiana. At the Analyst Day, the Company plans to review the progress its management team has made rebuilding the Company’s foundation, to demonstrate Workhorse’s enhanced capabilities and product roadmap and to highlight the Company’s go-forward focus on execution.

“Over the past year we’ve taken important steps to stabilize, fix and grow Workhorse by revamping our management team, laying out clear product roadmaps, revitalizing our facilities and strengthening the Company’s overall financial position,” said Workhorse CEO Rick Dauch. “In today’s EV market, the winning companies will be those that execute with precision, and at today’s event we intend to demonstrate that is exactly what we are positioned to do at Workhorse. We look forward to hosting members of the investment community as well as members of local and state governments to showcase our enhanced facilities and provide an in-person look at the products we are building across our electric vehicle and aerospace businesses. We remain focused on advancing our strategic product roadmap and capturing the opportunities ahead to create value for our customers, shareholders and other stakeholders.”

At today’s event, Workhorse will highlight the following key actions underway to drive value across the organization:

●	Enhancing leadership team: The Company has built a talented and experienced team of business leaders, engineers, supply chain and sales professionals, and operational and plant management. The enhanced team has the critical skills and relevant expertise needed to advance its product roadmap and are fully aligned on implementing critical business initiatives.

●	Advancing CV product roadmap: The Company is making significant progress executing on its revised product roadmap and is receiving strong interest for its EV products. The Company has begun building and selling its W4 CC platform and remains on track to start pilot production of W750 step vans in Q4 2022. It is also executing its plan for the W56 platform with the start of production planned for Q3 2023. It is also plans to complete testing of its C1000 platform and by the end of 2022.

●	Investing in Aerospace: Workhorse continues to invest in its Aerospace business and pursue key contracts. Its market leading HorseflyTM platform with a high payload and long mile range is near completion of final flight testing. The Company has partnered with the U.S. Department of Agriculture and continues to secure new Federal and State level grants. The Company is also developing a new family of drones to meet emerging customer requirements for humanitarian assistance and logistical operations (HALO). The commercial market for drones is rapidly growing and Workhorse is well positioned to capitalize on these opportunities.

●	Expanding into Stables & Stalls: Workhorse has launched Stables & Stalls, a fleet electrification initiative that provides services and charging infrastructure to support small fleet operators with EV powered fleets. The Company is actively executing for FedEx on delivery routes in Ohio. The new platform is expected to provide the Company with valuable insights into the owner/operator business model and how best Workhorse can provide a meaningful advantage to further bolster the transition to EV platforms. This initiative supplements the Company’s product roadmap.

●	Strengthening its financial position: The Company has taken significant steps to strengthen its financial position. It has created a debt-free balance sheet with access to necessary cash and capital resources to execute on its go-forward plans.

●	Refined 2022 guidance range: The Company refined the guidance range for 2022, which includes manufacturing and delivering approximately 25-100 vehicles and generating between $5 million and $15 million in revenue. “Unfortunately, we have experienced recent port delays on inbound cab chassis which is impacting the timing of our customer shipments,” added Dauch. The Company expects to generate significant revenue growth in 2023, as it ramps up production of its products and delivers value to customers and shareholders.

The Company will host a live webcast of the Analyst Day presentation today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) via the Investor Relations section of Workhorse’s website at ir.workhorse.com. A replay of the webcast will also be available following the conclusion of the event.

About Workhorse Group Inc.

Workhorse is a technology company focused on providing drone-integrated electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we design and build high performance, battery-electric vehicles including trucks and aircraft. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

Forward Looking Statements

This press release contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipate,” “expect,” “plan,” “believe,” “seek,” “estimate,” “will,” and “continue” and similar expressions are intended to identify forward-looking statements. These statements involve substantial risks and uncertainties. For a further description of the risks and uncertainties relating to the business of the Company in general, see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. Forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as required by law

Media Contact:

Aaron Palash / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

949-574-3860

WKHS@gatewayir.com